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FOR IMMEDIATE RELEASE

November 05, 2009

Company:	Dominion

Contacts:
Media:	Chet Wade (804) 771-6115, Chet.Wade@dom.com David Botkins (804) 771-6115, David.B.Botkins@dom.com
Analyst:	Thomas E. Hamlin (804) 819-2154, Thomas.E.Hamlin@dom.com Greg Snyder (804) 819-2383, James.Gregory.Snyder@dom.com

DOMINION REACHES COMPREHENSIVE PROPOSED SETTLEMENT AGREEMENT IN PENDING VIRGINIA RATE PROCEEDINGS

● Agreement subject to State Corporation Commission approval
● Virginia jurisdictional base rates would remain at pre-September 1 levels
● Base return on equity set at 11.9 percent
● $268 million of 2008 earnings would be returned to customers in 2010
● $129 million of prior-period FTRs and fuel expenses would also be credited to customer bills
● Company affirms 2009 operating earnings guidance of $3.20 to $3.30 per share
● Company affirms 2010 operating earnings outlook of $3.20 to $3.40 per share

RICHMOND, Va. – Dominion (NYSE: D) announced today that it and the Office of the Attorney General of Virginia, Division of Consumer Counsel, Wal-Mart Stores East and Sam’s East, Kroger, Chaparral (Virginia) Inc., MeadWestvaco Corp., International Paper Company, and the Apartment & Office Building Association of Metropolitan Washington, have filed a comprehensive Stipulation and proposed Recommendation for approval by the Virginia State Corporation Commission.  These parties represent a broad coalition of customers and consumer interests. The agreement, if approved, would resolve the pending proceeding to set base rates for Virginia jurisdictional customers of Dominion Virginia Power, as well as the Virginia fuel case proceeding, and the authorized return on equity for the rate adjustment clauses for the Bear Garden Power Station and the Virginia City Hybrid Energy Center.

Under the terms of the agreement, Dominion Virginia Power’s base rates would not change from the level that existed prior to the filing of the base case.  The increase in base rates that was implemented on an interim basis September 1 would be returned to customers.  The Company’s authorized return on equity applicable to its base rates would be set at 11.9 percent, with an earnings collar and sharing mechanism established by Virginia law.

Cost recovery for several of the company’s construction projects would be achieved through separate rate adjustment clauses approved by the Commission.  These include the Virginia City Hybrid Energy Center and Bear Garden Power Station.  Under terms of the proposed settlement, the return on equity incorporated in the rate adjustment clauses for these two facilities would be set at 12.3 percent.

Under the terms of the agreement, the company would return $268 million of 2008 earnings to customers through the end of 2010.  The company would also credit $129 million of prior-period Financial Transmission Rights (FTRs) and fuel expenses to customers.  For customers who are not Virginia jurisdictional customers but have agreed to pay rates which are either approved by the Virginia Commission or are based on the same ratemaking methodology as approved by the Commission, the proposed settlement would result in approximately $31 million in total credits to these customers.

The proposed settlement, if approved, would result in savings of about $80 for a typical residential customer who uses 1,000 kilowatt-hours of electricity a month.  This includes a one-time credit of approximately $24 and monthly bill adjustments totaling $56 through December 2010.  The monthly bill for a typical residential customer would be $103.83 if proposed energy conservation programs are approved by the Commission.  That would be a 4.5 percent reduction compared with a bill of $108.73 a month for the same customer in March 2009, when Dominion proposed a base rate increase and other rate adjustments.

Thomas F. Farrell II, chairman, president and chief executive officer said:

“We are pleased that these parties were able to reach this comprehensive agreement and hope the Virginia State Corporation Commission will approve its terms.  It keeps base rates stable while recognizing the need to invest in Virginia’s energy infrastructure to meet the needs of our customers.

“With the announcement of the proposed settlement and our limited sensitivity to commodity price changes, we are affirming our 2009 operating earnings guidance range of $3.20 to $3.30 per share.  Additionally, we are affirming our 2010 operating earnings outlook of $3.20 to $3.40 per share.  The proposed settlement was within the range of possible outcomes we anticipated when we revised our operating earnings outlook in July.  We will be in a better position to provide details for 2010 after we receive a final order in the Virginia base rate case proceeding.”

In providing its fourth quarter and full-year 2009 guidance and full-year 2010 operating earnings outlook, the company notes that there could be differences between expected reported (GAAP) earnings and estimated operating earnings for matters such as, but not limited to, divestitures, changes in accounting principles or the proposed settlement in the Company’s pending regulatory proceedings in Virginia relating to base rates. At this time, Dominion management is able to estimate that the proposed settlement agreement, if approved by the Virginia State Corporation Commission, would have a negative impact of $267 million to fourth quarter and full-year 2009 reported earnings that would not be included in operating earnings.  Dominion management is currently not able to estimate the impact, if any, of any of these other items on reported earnings. Accordingly, Dominion is not able to provide a corresponding GAAP equivalent for its operating earnings guidance and outlook.

A copy of the proposed settlement can be found on the company’s investor information page at www.dom.com/investors.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of more than 27,500 megawatts of generation, 1.1 trillion cubic feet equivalent of proved natural gas and oil reserves, 14,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines.  Dominion operates the nation’s largest natural gas storage systems with 975 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings and outlook for 2009 and 2010 which are subject to various risks and uncertainties. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as the approval by the Virginia State Corporation Commission of the Company’s proposed settlement agreement relating to Virginia jurisdictional base rates, fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, estimates of proved and unproved reserves, the company’s ability to meet its natural gas and oil production forecasts, the timing and receipt of regulatory approvals necessary for planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects as scheduled.  Other factors include, but are not limited to, weather conditions, including the effects of hurricanes and major storms on operations, the behavior of other market participants, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, economic conditions in the company's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, adverse outcomes in litigation matters, and other uncertainties.  Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.